UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 2, 2007

HEALTH SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-24681	82-1513245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 N. Reo Street, Suite 300,
Tampa, Florida	33609
(Address of principal executive offices)	(Zip Code)

(813) 282-3303
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective September 1, 2007, our Board of Directors appointed Stanley Vashovsky to serve as the Company’s new Chief Executive Officer and Chairman. The press release announcing the appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Vashovsky founded Medcare Corporation, a medical instrument business, in 1991 and Medcare Software Company, a provider of healthcare maintenance management software, in 1992. In 2001, Philips Electronics North America Corporation (“Philips”) acquired both companies and Mr. Vashovsky remained as President of the newly formed Philips Medcare. From January 1, 2003 through June 2007, Mr. Vashovsky served as a Vice President supporting Philips medical systems group with focused products and services.

In connection with his appointment as Chief Executive Officer and Chairman, we entered into an Employment Agreement with Mr. Vashovksy effective September 1, 2007. Mr. Vashovsky’s employment agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The employment agreement provides for an initial annual base salary of $305,000 and has an initial term of four years. The employment agreement also provides for annual bonuses as determined by our Board of Directors and options to purchase 1,900,000 shares of our common stock. The employment agreement also provides that in the event that Mr. Vashovsky is terminated for a reason other than for cause, as defined in the employment agreement, we are obligated to continue paying Mr. Vashovsky’s base salary for a period of 12 months following such termination.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, effective September 1, 2007, by and between Health Systems Solutions, Inc. and Stanley Vashovsky

99.1	Press release of Health Systems Solutions, Inc. dated August 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Systems Solutions, Inc.

Dated: August 2, 2007	By:	/s/ B. M. Milvain
B. M. Milvain
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Employment Agreement, effective September 1, 2007, by and between Health Systems Solutions, Inc. and Stanley Vashovsky

99.1	Press release of Health Systems Solutions, Inc. dated August 2, 2007.